Exhibit 10.1




       Exclusive Patent, Trademark and Tradename License

                           Agreement


                         by and between


               John Michael Coombs dba EASY GOLF
                              and
              Bio-Thrust, Inc., a Utah corporation

       John Michael Coombs dba EASY GOLF   Bio-Thrust, Inc.
                           Agreement


                              Index

ARTICLE I           Recitals (pages 3-4)

ARTICLE II          Definitions (pages 4-5)

ARTICLE III Ownership of Intellectual Property and Exclusive License Grants (pages 5-6)

ARTICLE IV          Sublicenses (page 7)

ARTICLE V           Compensation, Payments and Reports (pages 7-9)

ARTICLE VI Payment of Patent Prosecution Costs, Other Patent Office Fees and Related Attorney's/Agent's Fees (page 9)

ARTICLE VII         Representations, Warranties, and Limitations (pages 9-10)

ARTICLE VIII        Non-Confidential and Technical Information (page 10)

ARTICLE IX          Transferability of Rights and Obligations (page 10)

ARTICLE X           Legal Proceedings (pages 10-11)

ARTICLE XI          Arbitration (page 11)

ARTICLE XII         Term and Termination (pages 11-13)

ARTICLE XIII        General Provisions (pages 13)

ARTICLE XIV         Disclaimer and Hold Harmless Provision (pages 13-14)

ARTICLE XV          Notice (page 14)

ARTICLE XVI         Integration (page 14)

            EXCLUSIVE PATENT, TRADEMARK AND TRADENAME
                        LICENSE AGREEMENT

     THIS AGREEMENT is made and entered into on this 10th day of March, 2005, by and between John Michael Coombs dba EASY GOLF, an individual currently residing at 2435 Scenic Drive, Salt Lake City, Utah 84109-1481 (hereinafter referred to as "INVENTOR" or "LICENSOR") and BIO-THRUST, INC., a Utah corporation in good standing with the State of Utah, Division of Corporations and Commercial Code (hereinafter "LICENSEE") whose principal place of business is 3098 South Highland Drive, Suite 323, Salt Lake City, Utah 84106-6001, phone no. 801-467-2021, fax no. 801-467-3256.

                          WITNESSETH:

                           ARTICLE I

     1.01 WHEREAS, INVENTOR/LICENSOR has invented a device, invention or product that purportedly enables or assists a person to hit a golf ball straight, an invention that INVENTOR/LICENSOR calls or has termed "The 'Swing-Channel' Golf Mat";

     1.02 WHEREAS INVENTOR/LICENSOR is the owner of two U.S. trademark and tradename applications on file with the U.S. Patent & Trademark Office, one of which was applied for on September 8, 2004, Serial Number 78480447, and the other of which was applied for on March 1, 2005, Serial Number 78577944, the names of which are "Easy Golf" and "Swing-Channel," respectively, both of which have been applied for by INVENTOR/LICENSOR for use with respect to the sport of golf;

     1.03 WHEREAS INVENTOR/LICENSOR is the owner of the Utah trademark "Easy Golf," Registration No. 5758081-0190, the registration for which was issued on November 4, 2004;

     1.04 WHEREAS INVENTOR/LICENSOR registered, on October 4, 2004, with the Utah Department of Commerce and Commercial Code, the name "Easy Golf" as "dba" of himself in the State of Utah, Entity No. 5743928-0151;

     1.05 WHEREAS INVENTOR/LICENSOR has retained patent counsel to prepare and apply for a utility patent, or, alternatively, a design patent, on "The 'Swing-Channel' Golf Mat," for which he has recently paid such counsel $4,000, and is thus in the process of so applying for United States letters patent (as specified in Section 2.01 hereinafter);

     1.06 WHEREAS INVENTOR/LICENSOR has drafted and copyrighted, or will officially copyright, in his own name, a form of colored brochure or instruction manual (which will explain how to use "The 'Swing-Channel' Golf Mat") to be included in the box in which a customer will receive delivery of "The 'Swing-Channel' Golf Mat";

     1.07 WHEREAS INVENTOR/LICENSOR has retained and paid a website designer who is in the process of developing and designing an Easy Golf website to be exclusively licensed to and used by LICENSEE for the commercial purposes set forth hereunder, a website that will have a fully operational "Shopping Cart" and through which credit card charges can be made for the purchase of "The 'Swing-Channel' Golf Mat";

     1.08 WHEREAS INVENTOR/LICENSOR owns and has reserved the following website domain names for at least the next year, www.easygolf.biz, www.easyswinggolf.com, www.easyswinginggolf.com, www.straightswinginggolf.com, www.easyhittinggolf.com, and www.straighthittinggolf.com, all of which LICENSOR is further willing to license to LICENSEE for the purposes set forth herein;

     1.09 WHEREAS, LICENSEE, is interested in acquiring, and LICENSOR is interested in licensing, or conveying by way of license, all substantial rights in and to LICENSOR's U.S. letters patent applications and any subsequently issued letters patent (including any future foreign letters patent and any foreign letters patent applications) via an Exclusive License, on terms wherein, among other things, payment of the purchase price is, in part, related to sales of "The 'Swing-Channel' Golf Mat" covered by said applications for letters patent and any subsequently issued letters patent;

     1.10 WHEREAS, LICENSEE is also interested in obtaining the exclusive right to use LICENSOR's other proprietary intellectual property and other common law rights associated with, connected to, or related to the invention known as "The 'Swing-Channel' Golf Mat," including but not limited to LICENSOR'S various federal and state trademarks, tradenames, "dba's", and website domain names; and

     1.11 WHEREAS, LICENSEE represents that it has the financial resources, the ability, the required manpower and the willingness to engage in and promote the manufacture, use and sale of "The 'Swing-Channel' Golf Mat" through the website it is acquiring the right to use hereunder, through golf magazine advertising, through potential cable or other television advertising, and also through advertising through golf shops, golf stores and other retail stores or outlets around the country,

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the issuance to LICENSOR of thirty five million (35,000,000) "restricted" shares of $0.0001 par value common capital shares of Bio-Thrust of which there are currently a total of 7,210,410 shares issued and outstanding, the agreement to pay LICENSOR a royalty of five percent (5%) of net sales prices or net proceeds from sales (as further defined below) and good and other valuable consideration paid by LICENSEE to LICENSOR, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and do hereby agree as follows:

                           ARTICLE II

                          Definitions

2.01 "LICENSED PATENTS" shall mean and include:

     (a) All applications for U.S. letters patent (and any future foreign applications for letters patent) which are in the process of being made and applied for by LICENSOR through his patent counsel, any or all of which shall be subsequently identified and attached hereto and made a part of this Agreement, and any reissues and/or extensions thereof which shall be based on any such letters patent;

     (b) Any divisional, continuation-in-while or in-part patent application, foreign or domestic, which shall be based on any patent application contemplated in the previous paragraph; and

      (c) Any letters patent, both foreign and U.S., which ultimately issue
          on any of the   patent applications described or contemplated in
          Paragraphs (a) and (b) above and any reissues and/or extensions thereof.


2.02 "ROYALTY BEARING PRODUCT" shall mean or apply exclusively to sales of the "The 'Swing-Channel' Golf Mat" and all materials included with it, such as any instruction manual or operating brochure.

2.03 "LICENSED PRODUCTS" shall mean all of the intellectual properties, including the Easy Golf website-related properties subject of this Agreement, and which LICENSOR, by virtue of this Agreement, is allowing LICENSEE to take and use, in any lawful manner, for commercial exploitation purposes. In particular, this term refers to the invention and product known as "The 'Swing-Channel' Golf Mat" and all intellectual property associated therewith, not the least of which is the trademark "Easy Golf ."

2.04 "MONIES" shall mean and include all contractual front-end payments, minimum royalties, advance royalties, earned royalties and the like, without any deduction whatsoever, but shall exclude all per diems, consulting fees, reimbursement of travel expenses and the like, as, for example, provided for in Article VIII hereafter.

2.05  "NET SALES PRICE" shall be the total amount actually billed to the
     customer for each    ROYALTY BEARING PRODUCT sold, less customary trade
     and quantity discounts, less allowance for returns (other than trade-ins), less value added or other sales taxes directly resulting from the sales of the ROYALTY BEARING PRODUCT which have been actually paid to LICENSEE, less any packing, shipping, handling, transportation or installation charges, if included in the invoice price and actually paid or allowed.

2.06 "CONTRACT YEAR" shall mean any 12-month period starting from the EFFECTIVE DATE and annually thereafter at the anniversary date of the EFFECTIVE DATE and comprising four (4) "QUARTER CONTRACT YEAR" periods of three (3) months each.

                          ARTICLE III

Ownership of Intellectual Property and Exclusive License Grants

3.01 LICENSOR hereby grants to LICENSEE, subject to the terms and conditions herein, an exclusive right and license to manufacture, use, sell and/or otherwise commercially exploit, in any lawful manner, the LICENSED PRODUCTS during the term of this Agreement.

3.02 LICENSOR also specifically hereby grants to LICENSEE, subject to the terms and conditions herein, a license to take and use the applied-for federal trademarks "Easy Golf" and "Swing-Channel," both of which have been designated to be used in or with the sport of golf.

3.03 LICENSEE acknowledges the validity of the applied-for federal trademarks "Easy Golf" and "Swing-Channel" and shall always use, in conjunction with either mark, such notices indicative of the application or subsequent registration and ownership thereof as LICENSOR may, from time to time, require.

3.04 LICENSEE further acknowledges LICENSOR's intent to file a utility patent (or alternatively, a design patent), with the U.S. Patent & Trademark Office, on "The 'Swing-Channel' Golf Mat," the progress upon which LICENSOR agrees to continuously report to LICENSEE; in this regard, LICENSEE shall always use, in conjunction with any patent application or issued patent thereon, such notices indicative of the application or subsequent issuance, and the ownership thereof, as LICENSOR may, from time to time, require.

3.05 Notwithstanding anything to the contrary herein expressed or implied, LICENSOR is and shall be and remain the owner of the intellectual property subject of this Agreement for all purposes, subject only to the license granted under the terms hereof to LICENSEE, and so long as LICENSEE abides by, performs and continues to perform and observe the conditions and covenants of this Agreement. LICENSOR and LICENSEE agree that the relationship between them is of independent contractors and not as principal and agent or employer and employee, and that neither party shall have the right to bind the other by contract or otherwise, except to the extent that the parties have bound themselves by the terms hereof. In like manner, neither party shall be liable for the debts or obligations of the other party, and each party shall indemnify and hold the other party harmless from and against any of the other's debts or liabilities, including any attorney's fees and costs incurred in defending against any claim of debts or obligations that may be asserted by a third party against the other party.

3.06 In the event that LICENSEE makes any improvements to the LICENSED PRODUCTS, all such improvements shall be owned by LICENSOR and in the event of termination of this Agreement, the ownership of, and the right to own any such improvements, just as the rights licensed hereby, shall revert to and become the sole and exclusive property of LICENSOR.

                           ARTICLE IV

                           Sublicenses

4.01 LICENSOR does NOT hereby grant or convey, to LICENSEE, directly, indirectly, or in any other manner or capacity, the power or other ability to sublicense any of the LICENSED PATENTS or LICENSED PRODUCTS in any manner without the prior written consent of LICENSOR.

                            ARTICLE V

                Compensation, Payments and Reports

5.01 LICENSEE agrees to pay LICENSOR a five percent (5%) royalty on all NET SALES PRICE proceeds as defined in Article 2.05 above. In this regard, LICENSEE shall use its best efforts in assisting LICENSOR to collect all royalties and other payments due from it. LICENSEE shall promptly report any payment defaults; such reports shall include a showing of LICENSEE's diligent efforts to collect the amounts due, and all measures contemplated to collect at LICENSEE's expense any overdue funds; additionally, such report shall include an offer by LICENSEE to assign to the LICENSOR any cause of action to collect the defaulted payment and LICENSOR shall have the right to initiate and/or continue such action, as the case may be, in LICENSEE's name if procedurally required, otherwise, in LICENSOR's name. LICENSEE shall cooperate with LICENSOR in the initiation and/or continuation of such action, as the case may be; however, LICENSEE shall not be liable for MONIES due under this
     Article V but which are not collected.

5.02 LICENSEE agrees to make written reports to LICENSOR quarterly within forty-five (45) days after the end of each QUARTER CONTRACT YEAR, and stating in each report, the number and description, and the aggregate NET SALES PRICE of LICENSED PRODUCTS sold or otherwise disposed of during the preceding QUARTER CONTRACT YEAR, and upon which money is payable as provided in this Article V.

5.03 The quarterly reports pursuant to Section 5.02 of Article V hereinabove shall fully explain the computation of all MONIES due. In the event that reports and payments to LICENSOR include funds or royalties collected on a NET SALES PRICE expressed in a currency another than U.S.A. dollars, then such payments shall be reported and made in U.S.A. dollars, or at LICENSOR's option, in the equivalent of U.S.A. dollars, at the buying rate of exchange current on the day when each such payment became due.

5.04
     (a)  Concurrently, with the making of each report pursuant to Sections
     5.02 and 5.03 of this Article V, LICENSEE shall pay to LICENSOR all MONIES due on the NET SALES PRICE for all LICENSED PRODUCTS included in the report.

     (b) All payments made hereunder shall be in U.S.A. dollars, and remitted to such bank as shall be designated by LICENSOR from time to time, all such remittances to be made by prepaid cable.

     (c) Any value added taxes, withholding or similar taxes (other than U.S. taxes, if any) due and payable on any payments made or to be made to LICENSOR by LICENSEE under the terms of this Agreement shall be borne by LICENSEE.

5.05 The ROYALTY BEARING PRODUCT(S) shall be considered to be sold when invoiced or otherwise disposed of, or upon any termination of this License, all shipments made on or prior to the date of such expiration or termination, which have not been invoiced out prior thereto, shall be considered as sold, or when used or otherwise disposed of as the case may be and, therefore, subject to payment of royalty.

5.06 LICENSEE agrees to keep sufficiently detailed records of the LICENSED PRODUCTS manufactured, used, sold and/or otherwise disposed of, by or for it to permit verification of the reports and payments to be made to LICENSOR. LICENSEE shall permit such records to be examined, at LICENSOR's expense, and upon reasonable notice, by independent accountants designated by LICENSOR, to the extent necessary to verify the reports, records and payments provided for herein. LICENSEE agrees not to destroy any such records prior to the expiration of two years subsequent to the termination of this Agreement.

5.07 In the event an examination by LICENSOR of LICENSEE's records and books of account reveal an underpayment to LICENSOR for any CONTRACT YEAR, the LICENSEE shall immediately pay LICENSOR the deficiency with interest from and after the date such payment was properly due, at the highest applicable lawful corporate interest rate not to exceed twelve (12%) percent per annum; provided however, in no event shall such interest be due or payable for a period in excess of thirty-six (36) months from the date any payment was properly due. In the event the underpayment under this Article 5.07 exceeds ten (10%) percent of the amount actually paid by LICENSEE, LICENSEE shall pay the reasonable cost of the examination which reveals such deficiency.

5.08 It is understood and agreed by LICENSEE that payments made by LICENSEE to LICENSOR pursuant to the provisions of this Agreement shall be non-returnable to LICENSEE in the event that this License is terminated or for any reason; except that LICENSOR shall repay to LICENSOR any erroneous overpayment upon notification thereof in writing to LICENSOR; provided, however, that such repayment shall be based on reasonable and mutually agreeable terms and will be made only from subsequent payments due LICENSOR pursuant to Article V and; provided, further, that LICENSOR shall not be obligated to repay any such overpayments which have occurred prior to thirty-six (36) months from the date of such notification.

                           ARTICLE VI

  Payment of Patent Prosecution Costs, Other Patent Office Fees
               and Related Attorney's/Agent's Fees

6.01 LICENSEE agrees to reimburse LICENSOR for all expenses incurred by LICENSOR in connection with the filing, prosecution, issue and maintenance of all letters patents and patent applications, foreign or domestic, included in LICENSED PATENTS, as may be subsequently amended by mutual agreement, such reimbursement to cover attorney's fees, patent office fees, amendment fees, issue and maintenance fees, and translation and related fees and expenses with respect to any letters patent or patent applications, utility model or design, included within the scope of LICENSED PATENTS. LICENSEE agrees to pay upon receipt of invoices, all reimbursable costs promptly to LICENSOR or to the respective attorney as may be agreed upon from time to time.

                          ARTICLE VII

           Representations, Warranties, and Limitations

7.01 Nothing in this Agreement shall be construed as:

     (a) A warranty or representation by either party to this Agreement as to the validity of any letters patent or applications for letters patent included in the LICENSED PATENTS; or

     (b) A warranty or representation by either party to this Agreement that anything made, used, sold, or otherwise disposed of, under any License granted in this Agreement, is or will be free from infringement of patents of third parties; or

     (c) An obligation to bring or prosecute actions or suits against third parties for infringement of any patent, trademark or tradename.

7.02 It is understood and agreed that, while LICENSOR believes that he has the right to confer, grant and authorize the use of the trade symbols and LICENSED PATENTS and LICENSED PRODUCTS hereunder, that neither this Agreement, nor any provisions herein shall constitute an express or implied warranty of title to such intellectual property by LICENSOR and that no subsequent determination by any court or other adjudicative tribunal having appropriate authority that Licensor does NOT possess, own or have authority to convey all or any portion of the rights, authority and benefits attempted to be conveyed and transferred to LICENSEE hereunder, shall NOT give LICENSEE any right to an action for damages against LICENSOR, nor to compel performance by LICENSOR, nor shall LICENSEE be entitled to recover any compensation or consideration heretofore paid or given by LICENSEE to LICENSOR for the various exclusive Licenses granted herein. In this regard, LICENSEE has had ample time and opportunity to confirm whether or not, in its judgment, LICENSOR owns or has a proprietary interest in and to the various rights granted herein and hereby.

                           ARTICLE VIII

           Non-Confidential and Technical Information

8.01 LICENSEE agrees that in the event of termination of this Agreement, it will make no further use of the LICENSED PATENTS or LICENSED PRODUCTS and that it will, within 10 days of such termination, deliver to LICENSOR all proprietary information in its possession which is in written or other tangible form (including copies thereof), together with all other tangible property which LICENSEE has in its possession and shall place an identical responsibility on all its SUBLICENSEES, if any exist at or by such time.

8.03 The parties further agree that LICENSEE shall have the right to disclose any non-protected proprietary information about the LICENSED PRODUCTS to third parties only after obtaining from such third parties duly binding confidentiality agreements in a form acceptable to LICENSOR. Further, the parties agree that all third parties, including any prospective SUBLICENSES, shall be entitled to use the proprietary information made available to them under this Agreement only for the purpose of manufacturing, selling, and/or otherwise disposing of the LICENSED PRODUCTS for the benefit of LICENSOR and LICENSEE and for no other purpose.

                            ARTICLE IX

           Transferability of Rights and Obligations

9.01 The interests of the LICENSEE under this Agreement and its right to use and benefit from the LICENSED PATENTS and LICENSED PRODUCTS, specifically, all of the intellectual property subject of this Agreement, is NOT assignable, transferable or capable of conveyance, subletting or otherwise in whole or in part without the express written consent of the LICENSOR first had and obtained. It is also agreed that any such attempt by LICENSEE to assign, sublicense, transfer or otherwise part with any of the rights conferred hereunder, shall be absolutely void and unenforceable without the advance written consent of LICENSOR first had and obtained.

9.02 This Agreement, and each and every one of the terms and conditions thereof, shall inure to and be binding upon the assignees, heirs and legal representatives of LICENSOR, including any successor business of LICENSOR.

                           ARTICLE X

                       Legal Proceedings

10.01 LICENSEE shall notify LICENSOR of any alleged infringement by a third party of any claim of any of the LICENSED PATENTS, or of any suit brought seeking a Declaratory Judgment with respect to any claim of any of the LICENSED PATENTS or LICENSED PRODUCTS, and therewith shall request that LICENSOR proceed to take steps to end such infringement or defend such suit, as the case may be. Should LICENSOR decline, within ninety (90) days of such Notice to initiate legal action, LICENSEE shall, upon Notice to LICENSOR, and at LICENSEE's expense, have the right to initiate such action. LICENSOR shall cooperate with LICENSEE in the initiation of such action, provided, however, that LICENSEE shall reimburse LICENSOR for all costs and expenses incurred by LICENSOR. LICENSEE shall retain one-half (1/2) of all damages and costs awarded in such action, less the costs and expenses borne by LICENSEE and by LICENSOR, if any.

                            ARTICLE XI

                           Arbitration

11.01 In the event of any controversy or claim arising out of this Agreement or the breach thereof, the parties shall try to settle these conflicts amicably among themselves. Should this prove impossible, the matter in dispute shall be settled by arbitration.

11.02 In the event of any dispute or controversy as to which arbitration is called for, the same shall be submitted to and determined by arbitration in Salt Lake City, Utah, in accordance with the rules then obtaining of the American Arbitration Association. Compliance with this Section
     11.02 shall be a condition precedent to the bringing of any suit relating to said dispute or controversy, and the award rendered in any such arbitration proceeding shall be final and binding and may be entered in any court of appropriate jurisdiction. All notices of demand for arbitration hereunder or application to a court of appropriate jurisdiction for an order directing that arbitration proceed hereunder, or confirming, vacating, modifying, correcting or otherwise affecting any award rendered pursuant to this Section 11.02 shall be deemed sufficient if served in the same manner as any other notice provided for herein.

                          ARTICLE XII

                       Term and Termination

12.01 In the event that LICENSEE shall be adjudicated bankrupt, go into liquidation, receivership or trusteeship, make a composition with its creditors or enter into any similar proceeding of the same nature, then LICENSOR shall have the right, without liability therefor, to terminate this Agreement forthwith by notice in writing to LICENSEE.

12.02 In the event LICENSOR shall, under the circumstances stated in Section
     12.01 of this Article XII, terminate this Agreement, LICENSEE may be granted as an incident to such declaration, a non-assignable, non-exclusive license to continue any manufacturing operation owned or controlled by LICENSEE then in existence, at royalty rates to be agreed upon. This right and license shall lapse if LICENSEE gives up and/or loses its full ownership and/or control of such manufacturing capability.

12.03 LICENSEE may terminate this Agreement, at any time by giving LICENSOR thirty (30) days written notice of termination. This Agreement may also be terminated upon the mutual agreement of LICENSOR and LICENSEE.

12.04 This Agreement shall run to the end of the life of the last to expire of any LICENSED PATENTS, unless sooner terminated as otherwise provided herein.

12.05 In the event of the failure of LICENSEE to comply with any of the terms of this Agreement, the LICENSOR shall have the right to give notice in writing to LICENSEE that this Agreement is hereby and forthwith terminated and cancelled; provided that, during the thirty (30) days' period after date of such notice, LICENSEE shall have the opportunity and privilege of reinstating this Agreement by making good within said thirty (30) days, the breach on account of which the Agreement was terminated. Times of payment and strictness of performance are of the essence of this Agreement throughout. All such strictness as to time payment and right of cancellation, it is mutually agreed, is necessitated by the fact that such business is, itself, under patents limited as to time. Also, it is expressly agreed and understood that any such cancellation by LICENSOR, as hereinbefore provided for, shall not in anywise release LICENSEE from its liability to make any payments due from the date hereof under this Agreement.

12.06 The word "termination" as used in this Agreement, is to be read, except where the contrary is specifically indicated, as omitting from its effect the following rights and obligations, all of which shall survive any termination to the degree necessary to permit their complete fulfillment or discharge:

     (a) LICENSEE's obligation to supply a termination report at the time of any termination of any patents, as specified in Article V of this Agreement;

     (b) LICENSOR's right to receive or recover, and LICENSEE's obligation to pay MONIES upon collection, accrued or accruable for payment, at the time of any termination;

     (c) LICENSEE's obligation to maintain records, and LICENSOR's right to examine LICENSEE's books and records, as provided in Article V of this Agreement; and

     (d) LICENSEE's obligation to keep confidential any or all of LICENSOR's proprietary information, as contemplated in Article VIII hereof.

12.07 In the event of termination as provided for herein, all of the licensed rights subject of this Agreement shall immediately revert to and become the property of the INVENTOR/LICENSOR and all such rights and property shall thereafter be and remain INVENTOR/LICENSOR's sole, exclusive and separate property.

                           ARTICLE XIII

                        General Provisions

13.01 LICENSEE agrees to use its best efforts to accelerate the manufacturing and marketing for, and of, the LICENSED PRODUCTS.

13.02 In the event that any part of provision of this Agreement is held unenforceable or in conflict with the laws of the United States and such part or provision does not materially effect the rights of the parties herein, then this Agreement shall be interpreted and construed as if such term or provision to the extent the same shall beheld to be invalid, illegal or unenforceable had never been contained herein.

13.03 LICENSEE agrees that all modules of LICENSED PRODUCTS and all general advertising literature such as leaflets, magazine publications or advertisements and the like, relating to LICENSED PRODUCTS manufactured under this Agreement may be marked as being "manufactured under license to Easy Golf Corporation."

                          ARTICLE XIV

             Disclaimer and Hold Harmless Provision

14.01 It is understood and agreed by and between the parties hereto that LICENSOR is a researcher and inventor who has reduced to practice and demonstrated the feasibility of his inventive concepts in the LICENSED PRODUCTS by means of various prototypes demonstrated to LICENSEE and pursuant to an appropriate confidentiality agreement(s). However, nothing contained in this Agreement shall constitute or be construed to constitute any undertaking, representation, suggestion, inducement, warranty, assurance of guarantee whatsoever by LICENSOR in connection with the LICENSED PRODUCTS with respect to safety, quality, yield, production, cost, profit, demand, utility, design, performance, availability of raw materials, accident or injury to person or property.

14.02 Neither of the parties hereto shall be liable in damages or have the right to cancel for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control, including but not limited to Acts of God, governmental restorations, continuing domestic or international problems such as governmental restrictions, continuing domestic or international problems such as war or insurrections, strikes, fires, floods, work stoppages, embargoes, and/or other casualty or cause; provided, however, that any party hereto shall have the right to terminate this Agreement upon thirty (30) days prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the above-mentioned causes and such inability continues for a period of six (6) months.

14.03 LICENSEE shall indemnify and hold harmless LICENSOR, and all officers, agents and employees of LICENSOR, from any liability and expense (including reasonable attorney's fees, costs and expenses) with respect to all claims arising from any activity required by or carried out by LICENSEE in connection with the implementation of the present Agreement, regardless of whether caused by negligence, either active or passive, on the part of LICENSOR, his agents, family members or employees.

                           ARTICLE XV

                              Notice

15.01 Any notice, report, or payment, provided for in this Agreement, shall be deemed sufficiently given when sent by certified or registered mail, addressed to the party for whom intended, at the address given at the outset of this Agreement or at such changed address as that party shall have previously specified by written notice to the other.

                           ARTICLE XVI

                          Integration

16.01 This instrument contains the entire and only Agreement between the parties, and supersedes all pre-existing agreements between them, respecting its subject matter. Any representation, promise, or condition in connection with such subject matter, which is not incorporated in this Agreement, shall not be binding upon either party. No modification, renewal, extension, waiver, and no termination of this Agreement, or any of its provisions (except as provided in Section 12.06 of Article XII, hereof) shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver, or termination is sought, unless made in writing and signed on behalf of such party by a duly authorized representative.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed, in duplicated originals, by its duly authorized representative, effective as of the date first-above written.




                              BIO-THRUST, INC., a Utah corporation


                              /s/George J. Cayias
                              George J. Cayias
                              Director and Vice President

                              BIO-THRUST, INC., a Utah corporation


                              /s/Dorothy C. Coombs
                              Dorothy C. Coombs
                              Director and Secretary/Treasurer


                              John Michael Coombs dba
                              EASY GOLF

                              /s/John Michael Coombs